SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
(Amendment No. _ )

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CADAPULT GRAPHIC SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

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CADAPULT GRAPHIC SYSTEMS, INC.
40 Boroline Road
Allendale, New Jersey 07401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on November 15, 2001

Date:	Thursday, November 15, 2001
Time:	11:00 A.M., local time
Place:	American Stock Exchange, 86 Trinity Place, New York, New York 10006

Purposes of the meeting:

o	To elect seven members of the Board of Directors to serve until the next Annual Meeting and until their successors have been duly elected and qualifed;
o	To ratify the selection of Wiss & Company, LLP as Cadapult’s independent certified public accountants for the fiscal year ending June 30, 2002; and
o	To act on such other business as may properly come before the Annual Meeting or any adjournment thereof.

These matters are more fully described in the Information Statement accompanying this Notice.

Record date:

September 24, 2001 is the record date for the meeting. This means that owners of Cadapult's common stock at the close of business on that date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting. The stock transfer books will remain open between the record date and the date of the Annual Meeting. Shares of common stock can be voted at the meeting only if the holder is present at the meeting in person or by valid proxy. The Board of Directors is not soliciting proxies in connection with the Annual Meeting, and you are requested not to send proxies to us.

By order of the Board of Directors
/s/ Frances Blanco
Frances Blanco Secretary

Allendale, New Jersey
October 11, 2001

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

TABLE OF CONTENTS

Voting Information                                                          3
Stock Ownership                                                             4
Proposal No. 1.  Election of Directors                                      6
     Nominees                                                               6
     Business Experience of Nominees                                        7
     Board Committees and Meetings                                          8
     Director Compensation                                                  8
     Executive Compensation                                                 9
     Section 16(a) Beneficial Ownership Reporting Compliance               12
     Report of the Audit Committee                                         12
     Certain Relationships and Related Transactions                        14
Proposal No. 2.  Ratification of Selection of Independent Accountants      17
Shareholder Proposals                                                      18
Annual Report                                                              18
Other Action at Meeting                                                    18

CADAPULT GRAPHIC SYSTEMS, INC.

INFORMATION STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

VOTING INFORMATION

Date, time and place of meeting

This Information Statement is provided to you by the Board of Directors of Cadapult Graphic Systems, Inc. ("Cadapult") in connection with our Annual Meeting. The Annual Meeting will be held at 11:00 A.M. on November 15, 2001, at the American Stock Exchange, 86 Trinity Place, New York, New York 10006, or at any adjournments or postponements of the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting. We intend to mail this Information Statement and the accompanying Notice of Annual Meeting on or about October 12, 2001, to all shareholders entitled to vote at the Annual Meeting.

Purpose of meeting

The proposals that will be considered and acted on at the Annual Meeting are summarized in the Notice of Annual Meeting. Each proposal is described in more detail in this Information Statement.

Who can vote?

You can vote if you were a shareholder of record of Cadapult's common stock as of the close of business on September 24, 2001.

Each share of common stock gets one vote and there is no cumulative voting. On September 24, 2001, there were issued and outstanding 3,530,078 shares of common stock and 547,500 shares of preferred stock. Our common stock is the only class of voting stock.

What vote is required to approve each proposal?

o	Election of Directors. The affirmative vote of a plurality of the shares present and entitled to vote is required.
o	Ratification of Accountants. The affirmative vote of a majority of the outstanding voting shares of the quorum is required.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The table below sets forth, as of September 24, 2001, the shares of our common stock beneficially owned by each person known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock, except that the security ownership of management is provided in a separate table. This information was determined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934, and is based upon the information provided by the persons listed below. All persons named in the table have the sole voting and dispositive power with respect to common stock beneficially owned.

You should consider the following factors when reviewing the table:

o	For each person listed, shares of common stock that can be acquired upon the conversion of preferred stock and the exercise of stock options or warrants within 60 days are included in the calculation of percent of class.
o	Berthel SBIC’s beneficial ownership includes shares of common stock which may be acquired upon the conversion of 100,000 series A preferred stock shares, at an assumed conversion rate of one preferred stock share into 3.077 shares of common stock, the exercise of options to acquire 20,000 shares, and the exercise of warrants to acquire 323,000 shares. The beneficial owners of Berthel SBIC are: Thomas J. Berthel, Chief Executive Officer and Chairman; Ronald O. Brendengen, Chief Financial Officer and Chief Operation Officer; Henry Royer, President; Leslie D. Smith, Secretary; and Julie K. Driscoll, Assistant Secretary.
o	David L. Rosier’s beneficial ownership includes shares of common stock which may be acquired upon the exercise of warrants to acquire 263,850 shares.
o	Charles C. and Charles F. Bearoff’s beneficial ownership includes shares of common stock which may be acquired upon the conversion of 50,000 series A preferred stock shares, at an assumed conversion rate of one preferred stock share into 3.077 shares of common stock, and the exercise of warrants to acquire 100,000 shares.
o	Brookstreet Securities Corporation’s beneficial ownership includes shares of common stock which may be acquired upon the exercise of stock options to acquire 15,000 shares and the exercise of warrants to acquire 255,900 shares. The beneficial owner of Brookstreet Securities Corporation is Stanley Brooks.
o	General Conference Corp. of Seventh-Day Adventists’ beneficial ownership includes shares of common stock which may be acquired upon the conversion of 50,000 series A preferred stock shares, at an assumed conversion rate of one preferred stock share into 3.077 shares of common stock, and the exercise of warrants to acquire 100,000 shares.
--------------------------------------------------   -------------------   -----------------   --------
Name and Address                                      Amount and Nature    Acquirable Within   Percent
of Beneficial Owner                                  of Beneficial Owner        60 days        of Class
--------------------------------------------------   -------------------   -----------------   --------
Berthel SBIC, LLC                                                 52,273             650,692      16.8%
  100 Second Street SE,
  Cedar Rapids, Iowa 52407
David L. Rosier                                                        0             263,850       7.0%
  c/o Brookstreet Securities Corporation
  2361 Campus Drive #210
  Irvine, CA 92612
Charles C. and Charles F. Bearoff                                      0             253,846       6.7%
  P.O. Box 37
  Bridgeport, PA 19405
Brookstreet Securities Corporation                                     0             270,900       7.1%
  2361 Campus Drive #210
  Irvine, CA 92612
General Conference Corp. of Seventh-Day Adventists                28,750             253,846       6.7%
  12501 Old Columbia Pike
  Silver Springs, MD 20904
--------------------------------------------------   -------------------   -----------------   --------

Security Ownership of Management

The table below sets forth, as of September 24, 2001, the shares of our common stock beneficially owned by each of our officers and directors, and by all of our officers and directors as a group. This information was determined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934, and is based upon the information provided by the persons listed below. All persons named in the table have the sole voting and dispositive power with respect to common stock beneficially owned.

You should consider the following factors when reviewing the table:

o	For each person listed, shares of common stock that can be acquired upon the exercise of stock options or warrants within 60 days are included in the calculation of percent of class.
o	Henry Royer’s reported beneficial ownership refers to the beneficial ownership of Berthel SBIC.
o	Stanley Brooks’ reported beneficial ownership refers to the beneficial ownership of Brookstreet Securities Corporation.

The address of each of the persons named in the table is Cadapult Graphic Systems, Inc., 40 Boroline Road, Allendale, New Jersey 07401, except for Henry Royer whose address is c/o Berthal SBIC, 100 Second Street SE, Cedar Rapids, Iowa 52407, and Stanley Brooks whose address is c/o Brookstreet Securities Corporation, 2361 Campus Drive #210, Irvine, CA 92612.

--------------------------------------------------   -------------------   -----------------   --------
Name and Address                                      Amount and Nature    Acquirable Within   Percent
of Beneficial Owner                                  of Beneficial Owner        60 days        of Class
--------------------------------------------------   -------------------   -----------------   --------
Michael W. Levin                                               1,508,450             301,223      47.2%
Frances Blanco                                                    40,775              57,741       2.7%
Duncan Huyler                                                     40,775              59,265       2.8%
Duncan Yates                                                      20,300              75,430       2.7%
Paul Baker                                                        67,500              68,000       3.8%
Edwin Ruzinsky                                                         0              20,000       0.6%
Donald Gunn                                                       25,000              16,667       1.2%
Henry Royer                                                       52,273             650,692      16.8%
Stanley Brooks                                                         0             270,900       7.1%
--------------------------------------------------   -------------------   -----------------   --------
All present officers and directors as a group                  1,755,073           1,519,918      64.9%
(9 persons)
--------------------------------------------------   -------------------   -----------------   --------

Changes in Control

We do not have any arrangements that may result in a change in control.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees

The names of the nominees for directors and their positions and offices with Cadapult are described in the table below. As of the date of this Information Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. The seven nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Cadapult to serve until the next Annual Meeting and until their successors have been elected and qualified.

The persons listed in the table below are our present directors.

----------------   ---   ------------------------------------------------------------
Name               Age   Position
----------------   ---   ------------------------------------------------------------
Michael W. Levin   36    Chief Executive Officer, President and Chairman of the Board
Frances Blanco     40    Vice President Marketing and Investor Relations, Treasurer,
                              Secretary and Director
Duncan Huyler      40    Vice President Technical Services
Duncan Yates       31    Vice President Sales
Paul C. Baker      63    Director
Edwin Ruzinsky     67    Director
Donald Gunn        49    Director and Vice President of Media Sciences
Henry Royer        69    Director
Stanley Brooks     53    Director
----------------   ---   ------------------------------------------------------------

Business Experience of Nominees

Michael W. Levin, Chief Executive Officer, President and Chairman of the Board:

Michael W. Levin has served as our Chief Executive Officer, President and Chairman of the Board since June 18, 1998. Before June 1998, he had served as President, Treasurer, Secretary and Chairman of Cadapult’s predecessor, Cadapult Graphic Systems Inc. (“CGSI”) since 1987, when he founded CGSI while attending Lehigh University. He is responsible for a senior management team as well as merger and acquisition activity and corporate finance. He earned a Bachelor of Science degree in Mechanical Engineering from Lehigh University in 1987, graduating summa cum laude.

Frances Blanco, Vice President of Marketing and Investor Relations, Treasurer, Secretary and Director:

Frances Blanco has served as our Vice President of Marketing and Investor Relations, Treasurer, Secretary and a Director since June 18, 1998. From 1993 to June 18, 1998, she served as Vice President of Marketing and Investor Relations, Treasurer, Secretary and a director of CGSI. Blanco manages all aspects of marketing, including brand identity, demand creation and vendor relationships for us as well as investor relations. From 1984 through 1989, Blanco was a Reseller Account Manager at Lotus, where she designed and implemented marketing programs. From August 1989 through June 1993, Blanco served as a Business Development Manager at Tektronix, Inc., where she was responsible for the development of long term and strategic customers. She earned a Bachelor of Science degree in Marketing from Bentley College in 1982 and a Masters of Business Administration degree from Boston College in 1985.

Paul C. Baker, Director:

Paul C. Baker has served as a Director since June 18, 1998. From 1986 to the present, he has been President of Sherwood Partners, Inc., a venture capital and management consulting company, which he founded, that focuses on developing companies with high growth potential. Prior to founding Sherwood Partners, Inc. in 1986, Baker held numerous positions during his twenty-five years of employment with American Cyanamid Co. At Cyanamid, Baker held several domestic and international management positions, including President of Domestic Operations from April 1975 through October 1979, President of Shulton Inc. from October 1977 through October 1979 and Group Vice President of Cyanamid from October 1979 through December 1984. Baker graduated from Lehigh University in 1959 with a Bachelor of Arts degree in Liberal Arts, earned a B.S.I.E. degree in Engineering from Lehigh University in 1960, and received a Masters in Business Administration from Fairleigh Dickinson University in 1963.

Edwin Ruzinsky, Director:

Edwin Ruzinsky has served as a Director since August 27, 1999. He is a Certified Public Accountant and a Certified Management Consultant. Prior to his retirement on June 1, 1996 as a Partner in Deloitte Consulting LLC, a wholly-owned subsidiary of Deloitte & Touche LLP, he served for many years as the firm’s National Director-Media Industry Services. He previously served Times Mirror Company as Vice President of Finance & Administration/Book Publishing Group and Parents’ Magazine Enterprises, Inc. as Chief Accounting Officer. Ruzinsky continues serving as a member of the Pace University/Dyson School of Liberal Arts & Sciences/Master of Science in Publishing Advisory Board. He is currently a member of the Board of Dowden Publishing Company, Inc., a provider of specialized publications and customized communication products for healthcare professionals and consumers. In addition, for the past twenty-five years, he has been a consultant to The CPA Journal, published by the New York State Society of Certified Public Accountants.

Donald Gunn, Director:

Donald Gunn has served as a Director since December 23, 1999. Since December 13, 1999, he has served as Vice President of Media Sciences. He founded ultraHue, Inc., a manufacturer of ink and toner products for computer printers in March 1996. He served as President and Chief Executive Officer of ultraHue until we acquired ultraHue on December 13, 1999. From June 1997 to November 1998, he served as the Western Sales Manager for Invention Machine Corporation, a Boston based provider of software designed to aid engineers in the development of engineering solutions. From August 1995 to May 1997, he worked as Regional Manager for the Pacific Northwest for 3D Systems, located in Valencia, California, a company that produces stereo lithography machines. From October 1987 to August 1995, he worked for the Color Printer Division of Tektronix, Inc., located in Wilsonville, Oregon, in various sales and marketing positions, including Major Account Manager and VAR Account Manager for the Western United States. From July 1986 to October 1987, he worked as a sales manager for Silma, Inc., located in Santa Clara, California, a company that produced software for industrial equipment. From January 1985 to June 1986, he was the Western Area Sales Manager for AAB Robotics, located in Fort Collins, Colorado, a company that produced equipment for the welding industry. He received a Bachelors of Science degree in Electrical Engineering from the University of Illinois in 1974.

Henry Royer, Director:

Henry Royer has served as a Director since December 23, 1999. From 1965 to 1983, Royer held several positions at First National Bank of Duluth in 1965, including Assistant Cashier, Assistant Vice President, Assistant Manager of the Commercial Loan Department and Senior Vice President in Charge of Loans, and served as Executive Vice President/Loans when he left First National Bank. He then joined The Merchants National Bank of Cedar Rapids, now named Firstar Bank Cedar Rapids, N.A., where he served as Chairman and President until August 1994. From September 1994 through December 31, 1997, he served as the President and Chief Executive Officer of River City Bank, Sacramento, California. He served as an Independent Trustee of Berthel Growth & Income Trust I from its date of inception in 1995 through February 5, 1999, when he resigned to join Berthel Fisher & Company Planning Inc., and was elected President of Berthel Trust in July 1999. He was elected President of Berthel SBIC, LLC in August 1999. He graduated in 1953 from Colorado College with a B.A. in Money and Banking.

Stanley Brooks, Director:

Stanley Brooks has served as a Director since September 7, 2000. He is the Chairman and President of Brookstreet Securities Corporation. He has served in this capacity for the past 11 years. Brookstreet is a nationally recognized full service investment banking and corporate finance firm, based in Irvine, California, with memberships in the NASD, BSE, NFA, RIBA, and SIPC. Founded in 1990, Brookstreet has in excess of 110 branch offices throughout the 50 states. Prior to his development of Brookstreet, Stanley Brooks held both Executive and Senior Vice President Positions from 1976 to 1990 with three independent regional brokerage firms.

Board Committees and Meetings

During the fiscal year that ended on June 30, 2001, the Board of Directors held four meetings. During this period, six of the directors serving on the Board at the time attended or participated in more than 75% of the aggregate of the total number of meetings of the Board of Directors.

We have an Audit Committee consisting of the following members of the Board of Directors: Paul Baker, Edwin Ruzinsky and Stanley Brooks. The function of the Audit Committee includes reviewing internal financial information, monitoring cash flow, budget variances and credit arrangements, reviewing the audit program of Cadapult, reviewing with Cadapult’s independent accounts the results of all audits upon their completion, annually selecting and recommending independent accountants, overseeing the quarterly unaudited reporting process and taking such other action as may be necessary to assure the adequacy and integrity of all financial information distribution by Cadapult. The Audit Committee consists of non-employee directors whom Cadapult has determined are free of any relationship that could influence their judgement as a committee member and are not associated with a major vendor to, or a customer of, Cadapult.

We have a Compensation Committee consisting of the following member of the Board of Directors: Paul Baker, Stanley Brooks and Michael W. Levin. The function of the Compensation Committee is to make determinations concerning salaries and incentive compensation for our officers and employees.

Director Compensation

We have a compensation plan for our independent directors. Eligible outside directors are paid $3,000 per year, payable quarterly, for attendance at regular and special meetings and may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and for other expenses incurred in their capacity as directors of Cadapult. Outside directors are also granted five-year stock options to purchase 10,000 shares of common stock, exercisable at the fair market value on the date of appointment to the Board, and will be granted, annually, additional stock options to purchase 5,000 shares of common stock in each July for continued service on the Board.

Executive Compensation

Summary Compensation Table

The table below sets forth information concerning the annual and long-term compensation during our last three fiscal years of our Chief Executive Officer and all of our other officers ("Named Executive Officers"). In reviewing the Summary Compensation Table below, consider that:

o	Donald Gunn became a director of Cadapult and an officer of Media Sciences on December 23, 1999. His reported fiscal year 2000 compensation covers a six-month period.
o	Duncan Yates became an officer on July 15, 2000. His reported fiscal year 2001 compensation covers the entire twelve-month period.
o	On March 3, 1999, we issued to each of Blanco and Huyler five-year stock options to purchase up to 100,000 shares of common stock, subject to vesting only after we achieve certain corporate levels of earnings: stock options to acquire 25,000 shares can be exercised following the first fiscal year that our earnings before interest, taxes, depreciation and amortization exceed each of $500,000, $1,000,000, $1,500,000 and $2,000,000. For each of Blanco and Huyler, stock options to purchase 50,000 shares vested based upon the achievements of the first two vesting criteria in the 2000 fiscal year. As of May 6, 2001, our Board of Directors approved the repricing of stock options from an exercise price of $2.00 per share to $1.25 per share. For purposes of the Summary Compensation Table, the initial grants of the stock options are reported as awarded in fiscal year 1999, and the repriced options are reported as awarded in fiscal year 2001.
o	On July 1, 2000, we issued to Duncan Yates stock options to purchase up to 100,000 shares of common stock, of which stock options to acquire 50,000 shares vested immediately and stock options to acquire an additional 50,000 shares subject to vesting only after we achieve certain corporate levels of earnings: stock options to acquire 25,000 shares can be exercised following the first fiscal year that our earnings before interest, taxes, depreciation and amortization exceed each of $1,500,000 and $2,000,000. As of May 6, 2001, our Board of Directors approved the repricing of stock options from an exercise price of $2.00 per share to $1.25 per share.
o	Our matching contributions to employees’ 401(k) plan are included in the table as all other compensation.
--------------------------------------- ------------------------------------- ------------------------ ---------------
                                                                              Long Term Compensation
                                                                              ------------------------
                                                Annual Compensation                   Awards
                                        ------------------------------------- ------------------------
                                                                               Securities Underlying     All Other
Name and Principal Position               Year       Salary         Bonus        Options/SARS (#)       Compensation
--------------------------------------- --------- -------------- ------------ ------------------------ ---------------
Michael W. Levin                          2001         $150,490           $0                        0          $2,490
Chief Executive Officer and President     2000         $131,717           $0                        0          $2,503
                                          1999         $130,000           $0                  500,000          $2,379

Frances Blanco                            2001          $90,000           $0                  100,000          $2,625
Vice President, Treasurer and             2000          $85,493       $9,920                        0          $2,554
Secretary                                 1999          $80,000      $10,000                  100,000          $2,021

Duncan Huyler                             2001         $105,485           $0                  100,000          $2,637
Vice President                            2000          $96,725           $0                        0          $1,765
                                          1999          $95,000      $25,000                  100,000          $4,630

Duncan Yates                              2001         $110,000      $10,000                  100,000            $938
Vice President

Donald Gunn                               2001          $80,000           $0                        0           $1681
Vice President of Media Sciences          2000          $43,333           $0                   50,001              $0
--------------------------------------- --------- -------------- ------------ ------------------------ ---------------

Option/SAR Grants in Last Fiscal Year - Individual Grants

The table below sets forth information concerning stock options granted during the fiscal year ended June 30, 2001 to Named Executive Officers. The percentage of total stock options is based 164,502 stock options granted to officers, directors, and employees during the 2001 fiscal year.

---------------------------- ------------------------- -------------------------- ---------------- -----------------
                               Number of Securities        Percent of Total
                                    Underlying          Options/SARs Granted to     Exercise of
                               Options/SARs Granted           Employees in           Base Price     Expiration Date
           Name                        (#)                    Fiscal Year             ($/Sh)
---------------------------- ------------------------- -------------------------- ---------------- -----------------
Michael W. Levin                           0                          -                     -                 -
Frances Blanco                             0                          -                     -                 -
Duncan Huyler                              0                          -                     -                 -
Duncan Yates                         100,000                        61%                 $1.25            7-1-05
Donald Gunn                                0                          -                     -                 -
---------------------------- ------------------------- -------------------------- ---------------- -----------------

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information concerning the value of unexercised stock options at June 30, 2001 for the Named Executive Officers. We calculated the dollar values in the table by multiplying the number of stock options by the difference between the fair market value of a share of common stock underlying an option and the exercise price of the option. The last sale price of a share of our common stock on June 29, 2001 was $2.00, as reported by AMEX.

------------------------- ----------------- ----------- ------------------------------ -------------------------------
                                                            Number of Unexercised           Value of Unexercised
                             Number of                      Securities Underlying           In-the-Money Options
                          Shares Acquired     Value        Options at Fiscal Year End        at Fiscal Year End
Name                        on Exercise      Realized   ------------------------------ -------------------------------
                                                         Exercisable   Unexercisable    Exercisable    Unexercisable
------------------------- ----------------- ----------- -------------- --------------- --------------- ---------------
Michael W. Levin                 0              0             301,223         250,000        $188,264        $156,250
Frances Blanco                   0              0              57,741          50,000         $43,306         $37,500
Duncan Huyler                    0              0              59,265          50,000         $44,449         $37,500
Duncan Yates                     0              0              75,430          50,000         $43,883         $37,500
Donald Gunn                      0              0              16,667          33,334              $0              $0
------------------------- ----------------- ----------- -------------- --------------- --------------- ---------------

Report on Repricing of Certain Stock Options

The Board of Directors approved, effective May 6, 2001, the repricing of certain outstanding stock options held by certain Named Executive Officers. Each of Frances Blanco, Duncan Huyler and Duncan Yates held stock options to acquire up to 100,000 shares of common stock, of which options to acquire 50,000 shares were vested and options to acquire an additional 50,000 shares have not vested as of June 30, 2001 and are subject to vesting upon Cadapult achieving certain financial results. For each of Frances Blanco, Duncan Huyler and Duncan Yates, the exercise prices of these previously granted stock options were repriced from $2.00 per share to $1.25 per share. The prices to which the options were repriced exceeded the fair market value of a shares of our common stock as of the date of repricing. The closing bid price of our common stock on May 4, 2001 was $0.85 per share. The Board of Directors recognized that certain events had significantly reduced the incentives those options were intended to create. It was the expectation of the Board of Directors that by reducing the exercise price of these options, the intended incentives would be restored in part.

Employment Agreements with Named Executive Officers

Michael W. Levin

Michael W. Levin serves as our Chief Executive Officer and President pursuant to a five year employment agreement that began on May 1, 1998, as amended September 1, 1998. His current annual salary is $150,000. His salary increases annually by the cost-of-living adjustments tied to the Consumer Price Index. We may increase his salary at any time. Commencing in his third year of employment and each year thereafter, his annual salary increases, each quarter, by one percent of our earnings before interest, taxes, depreciation and amortization in the prior fiscal year. We granted him 500,000 five-year stock options to purchase 500,000 shares of common stock. These stock options vest only after we achieve certain corporate levels of earnings. The exercise price for the stock options is $1.375 per share. He may exercise 125,000 stock options following the first fiscal year that our earnings before interest, taxes, depreciation and amortization exceeds each of $500,000, $1,000,000, $1,500,000 and $2,000,000. Stock options to purchase 250,000 shares vested due to the achievement of the first two vesting criteria in the 2000 fiscal year. These stock options are cumulative and are subject to anti-dilution rights.

He also receives:

o	death benefits of $100,000,
o	a fifteen-year term life insurance policy for $1,000,000,
o	a luxury automobile, and
o	reimbursement for reasonable travel and other business related expenses.

We may also award him financial or other bonuses as determined by the Board of Directors.

If we undergo a “change of control”, we must pay him an amount equal to 290% of his salary and his incentive based stock options shall vest immediately. He has the right to terminate his employment if we undergo a change in control. As defined in his employment agreement, a change of control refers to:

o	the acquisition, other than directly from Cadapult, of 25% or more of our common stock or our voting securities by persons other than Cadapult or Levin;
o	a change in a majority of our Board of Directors of which our Board does not approve or that results from a proxy contest;
o	a reorganization, merger, consolidation or sale of substantially all of our assets after which our shareholders do not own, in the same proportion, more than 50% of the voting power, after which a majority of the board of directors changes, and after which a new shareholder beneficially owns 25% or more of the voting power; or
o	shareholder approval of our liquidation or dissolution.

Stock Option Plan

Under our incentive stock option plan for employees, which was adopted by our Board of Directors and approved by our shareholders, we reserved 500,000 shares of our common stock. An incentive stock option entitles the holder to purchase a share of our common stock at a purchase price equal to the fair market value of the common stock on the day of grant. As of June 30, 2001, we had outstanding incentive stock options to purchase approximately 275,726 shares of common stock, exercisable for five or ten years from the date of grant at prices of $1.25 to $4.00. If we undergo a “change of control”, the incentive based stock options shall vest immediately.

Employee Profit Sharing Plan

We have a tax-qualified employee paired profit sharing plan sponsored by Kemper Financial Services, Inc. This 401(k) plan covers all of our employees that have been employed for at least six months and meet other age and eligibility requirements. Under the 401(k) plan, employees may choose to reduce their current compensation by up to 15% each year and have that amount contributed to the 401(k) plan. We make matching contributions equal to 25% of the employee’s contribution. In our discretion, we may contribute unmatched contributions. The 401(k) plan qualifies under Section 401 of the Internal Revenue Code, so that we can deduct contributions by employees or by us. Employee contributions to the 401(k) plan are fully vested at all times, and our contributions, if any, vest at the rate of 25% after two years and after two years at the rate of 25% a year until fully vested.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Cadapult’s directors and executive officers, and persons who own more than ten percent of Cadapult’s common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Cadapult’s common stock. Such persons are also required by SEC regulations to furnish Cadapult with copies of all such Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to Cadapult, Cadapult is not aware of any delinquencies in the filing of such reports.

Report of the Audit Committee

The Audit Committee of Cadapult’s Board of Directors has furnished the following report on the Audit Committee’s review of Cadapult’s audited financial statements:

In accordance with a written charter adopted by Cadapult Graphic Systems, Inc.‘s Board of Directors, the Audit Committee of the Board of Directors (the “Audit Committee”) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of Cadapult’s financial reporting processes. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of Cadapult’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

The Audit Committee acts under a written charter, a copy of which was attached as Appendix A to Cadapult’s Information Statement for the Annual Meeting Held on December 15, 2000, first adopted and approved in fiscal year 2000. The Audit Committee held one meeting in 2001. The members of the Audit Committee are independent directors as defined by the Audit Committee charter and the rules of the American Stock Exchange.

In this context, the Audit Committee has reviewed and discussed Cadapult’s audited financial statements for the two years ended June 30, 2001 and 2000 with management. Management represented to the Audit Committee that Cadapult’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee discussed with the independent auditors qualitative matters concerning Cadapult’s accounting principles as applied in its financial reporting as are appropriate, including, but not limited to, those matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

In addition, the Audit Committee received from the independent auditors a formal written statement delineating the auditors’ independence from Cadapult and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also considered whether the provision of Information Technology Services or other non-audit related services included below under “Fees of Accountants” is compatible with maintaining their independence.

The Audit Committee discussed with Cadapult’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Cadapult’s internal controls and the overall quality of Cadapult’s accounting principles.

Fees of Accountants

The aggregate fees billed by the principal auditors, Wiss & Company LLP, to Cadapult for the year ended June 30, 2001 are as follows:

      Audit Fees                                                                 $33,500
      Financial Information Systems Design and Implementation Fees               $ 2,080
      All Other Fees
               Audit-Related                                         $2,328
               Other                                                 $9,182
               Total All Other Fees                                              $11,510
      Total Fees                                                                 $47,090

In reliance on the reviews and discussions referred to above, the Audit Committee, which consists of three directors, who are deemed independent, recommended to the Board of Directors, and the Board has approved, that the audited financial statements of Cadapult Graphic Systems, Inc. for the two years ended June 30, 2001 be included in Cadapult’s Annual Report on Form 10-KSB for the period ended June 30, 2001 for filing with the Securities and Exchange Commission. The Committee also recommended to the Board of Directors, subject to stockholder ratification, the selection of Wiss & Company LLP as Cadapult’s independent auditors for 2002, and the Board concurred in its recommendation.

Members of the Audit Committee

Paul Baker
Edwin Ruzinsky
Stanley Brooks

Certain Relationships and Related Transactions

Pursuant to a five year employment agreement that began on May 1, 1998, as amended September 1, 1998, we issued to Michael Levin under an employment agreement stock options to purchase up to 500,000 shares of common stock, subject to vesting upon us attaining certain specified corporate milestones based upon corporate earnings. The stock options are exercisable for five years from the date of grant at an exercise price of $1.375 per share. Options to purchase 250,000 shares vested due to the achievement of the first two vesting criteria in the 2000 fiscal year.

Pursuant to three year employment agreements that began on May 1, 1998 and were amended on March 5, 1999, we issued to each of Frances Blanco and Duncan Huyler stock options to purchase up to 100,000 shares of common stock, subject to vesting upon us attaining certain specified corporate milestones based upon corporate earnings. The stock options are exercisable from the date of grant for five years. The exercise prices for each was $2.00 per share at the time of grant. On May 6, 2001, we repriced the exercise prices to $1.25 per share. For each of Blanco and Huyler, options to purchase 50,000 shares vested due to the achievements of the first two vesting criteria in the year ended June 30, 2000.

On August 27, 1999, we granted Edwin Ruzinsky stock options to purchase 10,000 shares of common stock, exercisable at $2.06 per share and expiring on August 27, 2005.

On September 30, 1999, we granted Duncan Yates stock options to purchase 3,000 shares of common stock, exercisable at $2.00 per share and expiring on September 30, 2009.

On December 10, 1999, we granted Berthel SBIC stock options to purchase 10,000 shares of common stock, exercisable at $3.13 per share and expiring on December 8, 2004.

On December 13, 1999, we completed, through our subsidiary Media Sciences, the acquisition of certain assets and the assumption of certain liabilities of ultraHue, Inc., a New Mexico corporation, pursuant to an asset purchase agreement dated September 7, 1999. We acquired certain proprietary information and intellectual property rights of ultraHue and other assets used in its business operations, including its trade secrets, accounts receivable less allowances, inventory, rights to the name ultraHue, customer lists, sales, service and vendor contracts, and security deposits. We assumed certain of ultraHue’s liabilities, including its accounts payable as of the closing date, customer deposits as of the closing date, and leases and contracts. The purchase price we paid at closing included $2,340,000 at closing, a promissory note for $1,160,000, with 7% annual interest rate payable in one year, and a sum equal to ultraHue’s cost for its inventory delivered to us at the closing date. The purchase price also included: the sum of accounts receivables as of the closing date that we collect; for the first year from closing, 10% of the net profits that Media Sciences derives from the first $1,500,000 dollars of Media Sciences’ gross profits; for the first year from closing, 30% of the net profits of Media Sciences that is attributable to its gross profits in excess of $1,500,000; for the second and third years from closing, 10% of the quarterly net profits derived by Media Sciences from the first $1,000,000 of gross profits; and for the second and third years from closing, 30% of the net profits of Media Sciences that is attributable to its gross profits in excess of $1,000,000 dollars.

On December 13, 1999, Donald Gunn, an officer, director and controlling shareholder of ultraHue, became Vice President of Media Sciences. Under a three-year employment agreement, we issued him stock options to purchase 50,001 shares of common stock, exercisable at $3.00 per share and expiring on December 13, 2004. One-third of the stock options vest on each of the three anniversary dates of employment. On December 23, 1999, Gunn was elected to serve on our Board of Directors.

On December 13, 1999, Randy Hooker, an officer, director and controlling shareholder of ultraHue, became an employee of Media Sciences. Under a three-year employment agreement, we issued him stock options to purchase 50,001 shares of our common stock, exercisable at $3.00 per share and expiring on December 13, 2004. One-third of the stock options vest on each of the three anniversary dates of employment.

In December 1999, Charles C. and Charles F. Bearoff purchased 50,000 units of our securities in a private placement at $10 per unit. The Bearoffs beneficially owns 253,846 shares of common stock which may be acquired upon the conversion of 50,000 shares of series A preferred stock, at the current conversion rate of one preferred stock share into 3.077 common stock shares, and the exercise of five-year warrants to acquire 100,000 shares of common stock at $4.50 per share which underlie the 50,000 units.

In December 1999 and March 2000, General Conference Corp. of Seventh-Day Adventists purchased an aggregate of 50,000 units of our securities in a private placement at $10 per unit. General Conference Corp. of Seventh-Day Adventists beneficially owns 253,846 shares of common stock which may be acquired upon the conversion of 50,000 shares of series A preferred stock, at the current conversion rate of one preferred stock share into 3.077 common stock shares, and the exercise of five-year warrants to acquire 100,000 shares of common stock at $4.50 per share which underlie the 50,000 units.

In December 1999, Berthel SBIC purchased 100,000 units of our securities in a private placement at $10 per unit. Berthel SBIC beneficially owns 507,692 shares of common stock which may be acquired upon the conversion of 100,000 shares of series A preferred stock, at the current conversion rate of one preferred stock share into 3.077 common stock shares, and the exercise of five-year warrants to acquire 200,000 shares of common stock at $4.50 per share which underlie the 100,000 units. Berthel SBIC also received five-year warrants to acquire 40,000 shares of common stock at $3.75 per share.

On January 14, 2000, Henry Royer purchased 10,000 shares of our common stock in the public market at $3.25 per share.

On March 10, 2000, Henry Royer purchased 10,000 units of our securities in our private placement conducted from December 1999 through March 10, 2000. Units sold in the private placement were offered at $10.00 per unit and consisted of one share of series A preferred stock and warrants to purchase two shares of common stock.

Henry Royer sold all of his shares and units of our securities in May 2000 to attempt to comply with the internal policies of Berthel SBIC of which he is President. He sold his 10,000 shares of common stock in the public market at a loss in several transactions in May 2000 at prices ranging from $2.125 to $3.00. Henry Royer also sold his 10,000 units of our securities at the same price of $10.00 per unit he paid for the units in a private transaction to one individual who represented that he was an accredited and sophisticated person with whom he has had prior business relationships, and who accepted all of the same conditions of purchase as had Royer when he purchased said securities.

On March 10, 2000, we completed a private placement of 550,000 units of our securities, consisting of preferred stock and warrants to purchase common stock, to accredited investors. Brookstreet Securities Corporation acted as the managing placement agent. Brookstreet’s fee included a commission and a nonaccountable expense allowance equal to 13% of the proceeds of the offering, five year warrants to purchase up to 236,500 shares of our common stock at $1.65 per share and up to 550,000 shares of our common stock at $3.75 per share. Subsequently, David L. Rosier, an affiliate of Brookstreet, acquired warrants to purchase 263,850 shares of our common stock from Brookstreet, and, Berthal SBIC acquired warrants to purchase 83,000 shares of our common stock from Brookstreet.

On July 3, 2000, we granted stock options to purchase 5,000 shares of common stock, exercisable at $2.19 per share and expiring on July 3, 2005 to each of Paul Baker, Edwin Ruzinsky and Berthel SBIC in connection with their services on the Board of Directors.

Pursuant to an oral employment agreement effective as of July 15, 2000, and as amended September 7, 2000, we issued to Duncan Yates stock options to purchase up to 100,000 shares of common stock, of which stock options to acquire 50,000 shares vested immediately and stock options to acquire an additional 50,000 shares are subject to vesting upon us attaining certain specified corporate milestones. The exercise price was $2.00 per share at the time of grant. On May 6, 2001, we repriced the exercise price to $1.25 per share. The stock options expire on July 1, 2005.

On July 28, 2000, we granted Brookstreet Securities Corporation stock options to purchase 10,000 shares of common stock, exercisable at $2.25 per share and expiring on July 28, 2005.

On May 31, 2001, we issued warrants to purchase up to 200,000 shares of our common stock at $1.00 per share to Consonant Services Group in consideration for consulting services. Consonant Services Group a joint venture of which Paul Baker, a director of Cadapult, is a member and the beneficial owner of 25,000 warrants issued to Consonant Services Group. The warrants, which were valued at $25,000, based on the value of consulting services received, expire on May 31, 2006.

On June 5, 2001, we issued a $400,000 promissory note and warrants to purchase up to 200,000 shares of our common stock at $1.00 per share to Consonant Services Group, a joint venture of which Paul Baker, a director of Cadapult, is a member. The note matures on June 5, 2003 and bears simple interest at the rate of 12% per year. The note is secured by a security agreement which covers all corporate assets. In the event of default on repayment, as penalty, the simple interest rate shall be increased to a rate of 20% per year commencing from the date of default.

On July 2, 2001, we granted options to purchase 5,000 shares of common stock, exercisable for five years at $2.00 per share to each of Paul Baker, Berthel SBIC, Brookstreet Securities Corporation, and Ed Ruzinsky in connection with their services on the Board of Directors.

On September 11, 2001, our Board of Directors voted to offer our preferred shareholders the option to receive payment in kind, through a common stock issuance at $1.10 per share, the fair market value of our common stock on that date. On September 17, 2001, Berthal SBIC elected to its dividend payment through the payment in kind, totaling $57,500 and consisting of 52,273 shares of stock for the two periods ending March 31, 2001 and June 30, 2001.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

We are asking our shareholders to ratify the selection of Wiss & Company, LLP as Cadapult’s independent accountants for the fiscal year ending June 30, 2002. Although stockholder action in this matter is not required, the Board believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of our financial controls and reporting. The affirmative vote of a majority of the votes of shareholders entitled to vote at the Annual Meeting at which a quorum is present is required to ratify the selection of Wiss & Company as our independent auditors. If the Cadapult shareholders fail to ratify the appointment, the Board of Directors will reconsider the selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year, if the Board of Directors determines that such a change would be in the best interests of Cadapult and Cadapult’s shareholders.

Wiss & Company has audited Cadapult’s financial statements for the fiscal years ended April 30, 1998, June 30, 1999, June 30, 2000 and June 30, 2001. Wiss & Company has advised us that Wiss & Company has no direct or indirect financial interest in Cadapult or in any of its present or former subsidiaries, and that Wiss & Company has had, during the last three years, no connection with Cadapult or any of our present or former subsidiaries or affiliates other than as independent auditors and related activities. A representative of Wiss & Company is expected to be present at the Annual Meeting, will have the opportunity to make a statement if the representative desires to speak, and will be available to respond to appropriate questions of shareholders.

Audit Fees

The aggregate fees billed by Wiss & Company for professional services rendered for the audit of Cadapult’s financial statements for the fiscal year ended June 30, 2001 and for Wiss & Company’s reviews of the financial statements included in Cadapult’s quarterly reports on Form 10-QSB during such fiscal year were approximately $33,500.

Financial Information Systems Design and Implementation Fees

Wiss & Company provided financial design or implementation services to us in the fiscal year ended June 30, 2001 in the amount of $2,080.

All Other Fees

The aggregate fees billed by Wiss & Company for professional services, other than services related to the audit of Cadapult’s financial statements, during the fiscal year ended June 30, 2001 were approximately $11,510. These fees related primarily to services rendered in connection with tax matters and review of Cadapult’s registration statement filings.

SHAREHOLDER PROPOSALS

Shareholder proposals for inclusion in Cadapult’s Year 2003 Information Statement or Proxy Statement and related proxy materials must be received by June 30, 2002. In addition, proposals of Cadapult’s shareholders intended to be presented at the 2003 Annual Meeting of Cadapult must be received by Cadapult before August 30, 2002. Proposals for inclusion in Cadapult’s Information Statement or Proxy Statement or for presentation at the Annual Meeting must be submitted to Cadapult in writing at c/o Cadapult Graphic Systems, Inc., 40 Boroline Road, Allendale, New Jersey 07401, Attention: Secretary. There are additional requirements regarding proposals of shareholders, and a shareholder contemplating submission of a proposal is referred to Rule 14a-8 promulgated under the Securities Exchange Act of 1934. We did not receive any shareholder proposals in connection with this Information Statement and our Annual Meeting.

ANNUAL REPORT

We will mail without charge, upon written request, a copy of Cadapult's annual report on Form 10-KSB, including the financial statements, schedules, and list of exhibits. Requests should be sent to: Cadapult Graphic Systems, Inc., 40 Boroline Road, Allendale, New Jersey 07401, Attn.: Investor Relations.

OTHER ACTION AT MEETING

Cadapult’s Board of Directors knows of no other matters, except the proposals in this Information Statement, for shareholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements, the Board intends that the shareholders at the meeting will vote upon such matters in accordance with their best judgment.

By order of the Board of Directors
/s/ Frances Blanco Frances Blanco Secretary

Allendale, New Jersey
October 11, 2001